Exhibit 99.1

IDEC PHARMACEUTICALS REPORTS THIRD QUARTER 2003 RESULTS

Rituxan Sales Increase 31% Over Third Quarter 2002 and Earnings Increase to $0.26 Per Diluted Share

SAN DIEGO, California, (October 14, 2003): IDEC Pharmaceuticals Corporation (Nasdaq: IDPH) today announced its financial results for the third quarter ended September 30, 2003.  Net income was $45.5 million, or $0.26 per share on a diluted basis, compared to $38.4 million, or $0.22 per share on a diluted basis, for the same period in 2002.

Total revenues for the third quarter ended September 30, 2003 were $138.5 million, compared to $103.7 million for the third quarter of 2002.  Revenues for the third quarter of 2003 included $134.0 million recorded for IDEC’s joint business arrangement with Genentech for the commercialization of Rituxan® (Rituximab), which IDEC copromotes in the U.S. with Genentech, compared to $98.6 million for the third quarter of 2002.  Revenues in the third quarter of 2003 also included $4.4 million in U.S. net sales of Zevalin® (ibritumomab tiuxetan), which IDEC markets alone in the U.S. and was launched in April 2002, compared to $5.0 million for the third quarter of 2002.

Rituxan Revenues

U.S. net sales of Rituxan in the third quarter of 2003, as recorded by Genentech, were $354 million compared to $270 million for the same period in 2002.

“Rituxan sales produced another notable performance in the third quarter of this year,”  said William R. Rohn, IDEC’s president and chief operating officer. “Net U.S. sales increased $84 million in the third quarter, representing a 31 percent increase from the same quarter last year.”

The net sales of Rituxan reported by Genentech in the third quarter included $18 million of ex-U.S. sales to its partners F. Hoffmann-La Roche Ltd. and Zenyaku Kogyo Co. Ltd. of Japan.  IDEC’s royalty revenue on sales of Rituximab outside the U.S. is based on Roche’s and Zenyaku’s end-user sales and is recorded with a one-quarter lag.  IDEC recognized, during the third quarter of 2003, $18.7 million in royalties from Roche’s and Zenyaku’s end-user sales during the second quarter of 2003.

Revenues from unconsolidated joint business reflect the financial results from the commercialization of Rituxan by IDEC and Genentech.  Revenues from unconsolidated joint business includes various revenues associated with Rituxan commercialization such as IDEC’s share of pretax copromotion profits, reimbursements from Genentech for IDEC’s Rituxan-related sales force and development expenses, and royalty revenues on sales of Rituximab outside the United States by Roche and Zenyaku.  Roche has marketing rights to Rituximab outside of the U.S., and copromotes Rituxan in Japan with Zenyaku.

Operating Costs and Expenses

Operating costs and expenses for the third quarter of 2003 increased to $67.1 million from $49.4 million for the third quarter of 2002.  The higher 2003 operating expenses are primarily the result of increased legal expenses to protect IDEC’s intellectual property rights, increased sales and marketing expenses to support commercialization of Zevalin, increased personnel and facility expenses, and increased research and development expenses due to decreased capitalization of IDEC’s manufacturing costs, as our manufacturing facilities were primarily used to support products in development in the third quarter of 2003.

Cash Position

IDEC ended the third quarter of 2003 with cash, cash equivalents and securities available-for-sale totaling $1.5 billion.

General Information

IDEC Pharmaceuticals Corporation is a leader in the discovery, development, and commercialization of targeted immunotherapies for the treatment of cancer and autoimmune diseases. IDEC discovered and developed the first commercially available radioimmunotherapy product (Zevalin) approved in the United States, which is used to treat certain non-Hodgkin’s lymphomas.  IDEC also discovered and, with co-promotion partner Genentech, Inc., developed the first monoclonal antibody product (Rituxan) approved in the United States for the treatment of cancer. Rituxan is approved in over 70 countries worldwide and is also used to treat various types of non-Hodgkin’s lymphomas.  IDEC is a San Diego based, integrated biopharmaceutical company with multiple products in clinical stage development and strategic alliances in a variety of research platforms.

Today, interested parties can access a live webcast of management’s discussion of third quarter of 2003 results at IDEC’s website (http://www.idecpharm.com) at 1:30 p.m. Pacific Standard Time. The webcast will be archived on the IDEC website. For a menu of IDEC’s current news releases and quarterly reports or to retrieve a specific release, call (888) 329-2309.

The statements made in this press release contain certain forward-looking statements that involve a number of risks and uncertainties. Actual events or results may differ from IDEC’s expectations. For example, the risk factors listed from time to time in IDEC’s SEC filings including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2002 and its Quarterly Report on Form 10-Q for the six months ended June 30, 2003, may affect the actual results achieved by IDEC. These forward-looking statements represent the company’s judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

IDEC Pharmaceuticals, Rituxan and Zevalin are registered U.S. trademarks of the company. The company’s headquarters are located at 3030 Callan Road, San Diego, CA 92121.

IDEC PHARMACEUTICALS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three months		Nine months
	ended September 30,		ended September 30,
	2003	2002	2003	2002
Revenues:
Product sales	$4,427	$4,958	$15,069	$8,258
Revenues from unconsolidated joint business	133,960	98,613	363,236	269,250
Corporate partner revenues	143	127	1,032	3,062
Total revenues	138,530	103,698	379,337	280,570
Operating costs and expenses:
Cost of sales	639	232	5,282	1,121
Research and development	36,295	25,367	113,122	67,596
Selling, general and administrative	30,195	23,798	83,247	65,865
Total operating costs and expenses	67,129	49,397	201,561	134,582
Income from operations	71,401	54,301	177,686	145,988
Interest income, net	1,986	4,838	8,549	13,237
Income before income taxes	73,387	59,139	186,235	159,225
Income taxes	27,887	20,699	70,769	55,729
Net income	$45,500	$38,440	$115,466	$103,496

Earnings per share:
Basic	$0.29	$0.25	$0.74	$0.68
Diluted	$0.26	$0.22	$0.67	$0.60

Shares used in calculation of earnings per share:
Basic	155,498	152,679	155,117	152,977
Diluted	187,011	178,362	178,163	180,096

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

(In thousands)

(Unaudited)

	September 30,	December 31,
	2003	2002
ASSETS
Cash, cash equivalents and securities available-for-sale	$1,450,370	$1,447,865
Due from related parties	112,680	100,288
Property and equipment, net	444,207	264,537
Other	232,638	246,999
Total assets	$2,239,895	$2,059,689

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$66,447	$56,225
Non-current liabilities	911,504	893,774
Stockholders’ equity	1,261,944	1,109,690
Total liabilities and stockholders’ equity	$2,239,895	$2,059,689

For further information contact:

Vince Reardon, Director,

Corporate Communications

(858) 431-8656